Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ARK 21Shares Bitcoin ETF

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Exchange-Traded Vehicle Securities	ARK 21Shares Bitcoin ETF	Rule 457(u)	(1)	(1)	(1)	(1)	(1)

Fees Previously Paid	Exchange-Traded Vehicle Securities	ARK 21Shares Bitcoin ETF	Rule 457d)			$1,000,000 (2)		$109.10 (2)

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					(1)		(1)

	Total Fees Previously Paid							$109.10

	Total Fee Offsets							—

	Net Fee Due							(1)

(1)

An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of the registration fee and will pay the registration fee subsequently on an annual basis.

(2)

Prior to the effect of this amendment to the registration statement, the registration statement contemplated the registration of securities up to a maximum aggregate offering price. The proposed maximum aggregate offering price was previously estimated solely for the purposes of calculating the amount of registration fee pursuant to Rule 457(d).